Exhibit 10.5

April 14, 2008

Jeffrey M. Frank

15 Calle De Princesa

Coto De Caza, CA  92679

Re:          Transaction Bonus Agreement

Dear Mr. Frank:

Cherokee International Corporation (the “Company”) has decided to grant selected employees of the Company an opportunity to receive a cash bonus (“Transaction Bonus”) on the terms and conditions set forth in this letter agreement (this “letter agreement”) in the event there is a Company Sale (as defined below).  The purpose of this letter agreement is to notify you that you have been selected to become eligible for a Transaction Bonus and to set forth the terms and conditions of your opportunity.

Bonus Opportunity.  If a Company Sale occurs and the conditions set forth below under “Conditions of Bonus Opportunity” are satisfied, you will be entitled to receive a Transaction Bonus based on the Net Proceeds (as defined below) received by common stockholders in the Company Sale.  In the event of a Company Sale in which the Net Proceeds are less than $    per share, you will not be entitled to a Transaction Bonus under this letter agreement.  If the Net Proceeds are $    per share, you will be entitled to a Transaction Bonus of $500,000.  If the Net Proceeds are more than $    per share but less than $    per share, your Transaction Bonus shall be scaled linearly between $500,000 and $2.5 million (for example, if the Net Proceeds are $    per share, you will be entitled to a $1.5 million Transaction Bonus, and if the Net Proceeds are $    per share, you will be entitled to a $1.83 million Transaction Bonus).  If the Net Proceeds are $    per share, you will be entitled to a $2.5 million Transaction Bonus.  If the Net Proceeds are more than $    per share but less than $    per share, your Transaction Bonus shall be scaled linearly between $2.5 million and $5 million (for example, if the Net Proceeds are $    per share, you will be entitled to a $2.75 million Transaction Bonus, and if the Net Proceeds are $    per share, you will be entitled to a $3.5 million Transaction Bonus).  If the Net Proceeds are $10.00 per share or more, you will be entitled to a $5 million Transaction Bonus.  Your maximum Transaction Bonus will be $5 million.

For purposes of this letter agreement, the term “Company Sale” means (1) a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, or (2) a sale or other transfer (including by way of merger) by the Company of more than 50% of the issued and outstanding voting equity securities of the Company (other than a transfer to the Company or any of its respective affiliates or to GSC or Oaktree);

provided, however, that in no event will any transaction that occurs before the date of this letter agreement be considered a Company Sale for purposes of this letter agreement.  For this purpose, a series of related transactions will be deemed a single sale.

For purposes of this letter agreement, the term “Net Proceeds” means the value of proceeds actually distributed per share to the common stockholders in a Company Sale, as and when distributed, after deducting all fees and related expenses (including the cost of bonuses under this letter agreement and similar Company Sale bonus letter agreements).  For example, in the event that proceeds from a Company Sale are subject to escrow, hold-back, earn-out or similar delayed payment provisions (“Contingent Consideration”), you will initially be entitled to a bonus based on Net Proceeds excluding the Contingent Consideration.  If any Contingent Consideration is subsequently distributed to common stockholders, you will then receive an additional bonus based on the incremental Net Proceeds from the Contingent Consideration.  This additional bonus shall be calculated as the difference between your Transaction Bonus based on all aggregate Net Proceeds as of that date and all Transaction Bonuses previously paid to you.

Conditions of Bonus Opportunity.  If a Company Sale occurs, you will be entitled to receive a cash bonus if:

1.             You execute and deliver to the Company, on or promptly after the date of the Company Sale and in a form acceptable to the Company, a general release of claims related to the Company’s obligations under this letter agreement, and you do not revoke such release within any revocation period provided under applicable law; and

2.             You are either (i) employed with the Company or one of its subsidiaries at the time of the Company Sale, (ii) you are terminated by the Company other than for Cause within six (6) months prior to a Company Sale, or (iii) you terminate your employment with the Company for Good Reason within six (6) months prior to a Company Sale.

If you terminate your employment with the Company voluntarily or you are terminated by the Company for Cause prior to a Company Sale, you shall not be entitled to any bonus payable under this letter agreement.

Payment.  All payment of Transaction Bonuses shall be on substantially the same schedule as the distribution of the underlying Net Proceeds to common stockholders.  Your bonus will be subject to and reduced by all required tax withholding.

Definition of Cause.  For purposes of this letter agreement, “Cause” is defined as the occurrence of any of the following:  (i) your willful and continued failure to perform your duties with the Company or follow reasonable and lawful directives of the Board (including any material breach of the Company’s or any subsidiary’s Code of Conduct or other corporate policies); (ii) your conviction of, or entry of a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude;

(iii) the commission by you of any act of theft, embezzlement or fraud in connection with your employment with the Company; (iv) any material breach by you of any employment or other agreement between you and the Company or any subsidiary of the Company; (v) any conflict of interest between you and the Company or any subsidiary of the Company that, in the Board’s determination, inappropriately affects your ability to carry on your normal duties as an employee of the Company or any subsidiary of the Company; or (vi) your appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing from anyone other than the Company any personal profit without the Company’s consent in connection with any transaction entered into on behalf of the Company.  For purposes of this definition of Cause, an act or failure to act on your part shall be considered “willful” if it was done or omitted to be done by you not in good faith, and shall not include any act or failure to act by you resulting from any incapacity.  Cause shall be deemed not to exist until you have first been (1) supplied with notice from the Company setting forth the Board’s finding of Cause, (2) provided with the opportunity to appear before the Board to dispute the Board’s findings of Cause or present evidence that the facts giving rise to the finding of Cause have been cured and (3) following a final finding of Cause by the Board, provided with the opportunity to cure the facts giving rise to such finding within ten (10) days of delivery of the written notice of the Board’s final findings to you by the Company.

Definition of Good Reason.  For purposes of this letter agreement, “Good Reason” is defined as the occurrence of one or more of the following events without your prior written consent (except as a result of a prior termination):  (i) any material change in your status, title, authorities or responsibilities (including reporting responsibilities) which represents a demotion from your status, title, position or responsibilities (including reporting responsibilities) immediately prior to the Company Sale; the assignment to you of any duties or work responsibilities which are materially inconsistent with your status, title, position or work responsibilities immediately prior to the Company Sale, or which are materially inconsistent with the status, title, position or work responsibilities of a similarly situated senior officer; or any removal of you from, or failure to appoint, elect, reappoint or reelect you to, any of such positions, except in the event of your death or Disability and other than any such change primarily attributable to the fact the Company may no longer be a public company; (ii) any decrease in your annual base salary or target annual incentive award opportunity except for across-the-board salary reductions similarly affecting all senior officers of the Company; (iii) the reassignment of you to a location more than twenty-five (25) miles from your then current work location; (iv) the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which you participate, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue your participation therein, or any action by the Company which would directly or indirectly materially reduce your participation therein or reward opportunities thereunder; provided, however, that you continue to meet substantially all eligibility requirements thereof;

(v) the failure by the Company to continue in effect any employee benefit plan (including any medical, hospitalization, life insurance, disability or other group benefit plan in which you participate), or any material fringe benefit or perquisite enjoyed by you unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue your participation therein, or any action by the Company which would directly or indirectly materially reduce your participation therein or reward opportunities thereunder, or the failure by the Company to provide you with the benefits to which you are entitled as an employee of the Company; provided, however, that you continue to meet substantially all eligibility requirements thereof; (vi) any purported termination of your employment for Cause which is not effective; or (vii) the failure of the Company to obtain a satisfactory agreement from any successor or assignee of the Company to fully assume and agree to perform this letter agreement; provided, however, that Good Reason shall be deemed not to exist until the Company has first been (1) supplied with notice from you setting forth your assertion of Good Reason and (2) provided with the opportunity to cure the facts giving rise to such assertion within thirty (30) days of delivery of the written notice by you to the Company.

Notwithstanding the foregoing, it will not constitute “Good Reason” if you become employed by a parent corporation of the Company and your status, title, position or responsibilities change as a result of your employment by the parent corporation so long as you retain the same general authority for the operations of the Company as you had immediately prior to the Company Sale and your status, title, position and responsibilities with the parent corporation are consistent with other officers of the parent who have similar operational responsibilities for other businesses of the parent or its subsidiaries.

Non-Solicitation.  You will not at any time while you are employed by the Company or any of its subsidiaries, and for 12 months following the termination of your employment (the “Restricted Period”), solicit, recruit, request, cause, induce or encourage any individual who is then employed by the Company, or was employed by the Company at any time during the 12-month period ending on your termination date, to leave the employment of the Company or any of its subsidiaries.

During the Restricted Period, you will not directly or indirectly through any other person, influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any affiliate of the Company (each, a “Restricted Company”) to divert their business away from the Company or such affiliate, and you will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any affiliate of the Company.

However, nothing in the paragraph above shall prevent you from accepting employment with any other person or entity during the Restricted Period, including any Restricted Company, provided that you continue to otherwise comply with the restrictions in this paragraph.

No Right to Continued Employment.  Subject to any written employment agreement you may have with the Company (or any of its affiliates) and subject to applicable law, nothing contained in this letter agreement constitutes an employment or service commitment by the Company (or any of its affiliates), affects your status as an employee at will who is subject to termination without cause at any time, or interferes in any way with the Company’s right (or the right of its affiliates) to change your compensation or other terms of employment at any time.

Attorneys’ Fees and Costs.  The Company shall pay to any law firm chosen by you, all reasonable fees and costs incurred by you, in an amount not to exceed $30,000 in the aggregate in enforcing the terms of this letter agreement or in the resolution of any dispute with respect to the benefits payable under this letter agreement.  Said fees shall be paid, as incurred, directly to the law firm chosen by you as invoiced by the law firm.

Severability.  The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

Governing Law.  This letter agreement shall be governed by the laws of the State of California.

Entire Agreement.  This letter agreement contains all of the terms and conditions of your bonus opportunity and supersedes all prior understandings and agreements, written or oral, between you and the Company or any of its respective affiliates with respect thereto.  This letter agreement may be amended only by a written agreement, signed by an authorized officer, that expressly refers to this letter agreement.  For purposes of clarity, this letter agreement does not supersede your severance agreement with the Company.

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If this letter agreement accurately sets forth our understanding with respect to the foregoing matters, please indicate your acceptance by signing this agreement below and returning it to me.  A duplicate copy of this letter agreement is included for your records.

Sincerely,

/s/ RAYMOND MEYER
Raymond Meyer, Chairman of the Board
Cherokee International Corporation

Acknowledged and Agreed:

/s/ JEFFREY M. FRANK
Jeffrey M. Frank